EXHIBIT 10.1
                                                                    ------------

                              CONSULTING AGREEMENT
                              --------------------

                     Agreement ("Agreement") made as of this 30th day of September, 2005 by and between TSR, Inc., a Delaware corporation ("TSR"), and Ernest G. Bago ("Consultant").

                     1. Last Day of Employment; Retention as Consultant.

                               (a) Consultant hereby resigns from his employment
with TSR and its subsidiaries and Consultant's last day of employment with TSR shall be September 30 2005 (the "Effective Date").

                               (b) On the Effective Date, TSR hereby retains
Consultant as a consultant for a term commencing on the Effective Date and ending on May 31, 2007, unless terminated earlier in accordance with this Agreement (the "Term"). The Consultant agrees to provide such advisory and consulting services as TSR may reasonably request. It is agreed that such requests shall be made by TSR's Chief Executive Officer or Vice President, Finance and Secretary.

                               (c) The Consultant's duties shall include the
following specific matters: advice and assistance with respect to (i) matters as to which he had responsibility prior to his resignation from his employment, (ii) any legal disputes, claims or investigations that have arisen or may in the future arise from matters for which he was responsible, and (iii) effecting the transition of administrative responsibilities previously performed by him.

                     2. Compensation.

                               (a) As full compensation for his services
hereunder, TSR will pay to Consultant compensation at the rate of Two Hundred Thousand ($200,000) Dollars per annum, payable in equal semi-monthly installments in arrears.

                               (b) Consultant shall be paid an amount equal to
the balance of the bonus to which he would have been entitled based on TSR's pre-tax profits for the quarter ended August 31, 2005, in excess of the draws previously paid to him on account of the bonus, payable within thirty days after the filing of TSR's Quarterly Report on Form 10-Q.

                     3. Reimbursement of Expenses. TSR shall reimburse Consultant for expenses reasonably incurred by him in connection with the performance of his duties hereunder which have been approved in advance by TSR, upon the submission to TSR of appropriate vouchers therefor and approval thereof by the Treasurer of TSR. Such reimbursements shall be subject to the expense reimbursement policies of TSR, which are in effect from time to time.

                     4. No Consideration Absent Execution of this Agreement. Except for accrued salary through September 30, 2005 payable pursuant to the Employment Agreement effective June 1, 2004 and the bonus payable pursuant to
Section 2(b) of this Agreement, Consultant understands and agrees that he would not receive the monies and/or benefits specified in this Agreement, except for his execution of this Agreement and the fulfillment of the promises contained herein.

                     5. Resignations. Effective on the Effective Date, Consultant hereby resigns as an employee, officer and director of TSR and its subsidiaries. TSR and Consultant agree that the Employment Agreement between TSR and the Consultant dated June 1, 2004 (the "Employment Agreement') is hereby terminated as of the Effective Date, provided that (a) Consultant shall not be entitled to any salary, bonus, severance or other benefit which he would have been entitled to under the Employment Agreement or on termination of his employment pursuant to the Employment Agreement, except as specifically set forth in this Agreement, and (b) any obligations of Consultant under the Employment Agreement which survived the termination of his employment shall continue in effect.

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                     6. Benefits.

                               (a) Consultant shall be entitled to continue to
use the car provided to him under his Employment Agreement during the Term until the expiration of the current lease term for the automobile (estimated October
2006). TSR shall make the lease payments through the expiration of the term of the lease (estimated to be in October 2006) and shall pay, or reimburse upon submission of such charges, automobile expenses, including insurance, maintenance and lease termination payments (excluding excess mileage charges) on the same terms as it currently pays such expenses. In addition, until such lease termination date, TSR will continue to pay the base plan for the mobile cell phone attached to the leased vehicle.

                               (b) Consultant shall be entitled to retain the
desktop and laptop computer and peripheral equipment that TSR has provided to him for his use outside the office.

                               (c) TSR will offer to Consultant the right under
COBRA to continue to participate, at TSR's expense, for an 18 month period in the health benefit program provided to employees which is currently Aetna and executives of TSR which is currently Exec-U-Care in which he currently participates (or any replacement thereof) which may then be in effect. No such replacement health benefit program shall operate to reduce any benefits currently provided to Consultant, except pursuant to a replacement health benefit program which is generally applicable to all participants in the plan.

                     7. Termination.

                               (a) Notwithstanding any provision contained
herein to the contrary, if on or after the date hereof and prior to the end of the Term, TSR shall have a right to terminate Consultant for "Cause" (as defined below) then TSR shall have the right to give notice of termination of Consultant's services hereunder as of a date to be specified in such notice and this Agreement shall terminate as of the date so specified. Termination for "Cause" shall mean Consultant shall (i) be indicted for a felony, (ii) commit any material act of dishonesty affecting TSR or other act or omission to the material detriment of TSR, or (iii) materially breach any term of this Agreement and fail to correct such breach within ten days after written notice of TSR's claim of commission thereof.

                               (b) If, during the Term, Consultant is unable to
perform his duties hereunder on account of illness, accident or other physical or mental incapacity and such illness or other incapacity shall continue for a period of six (6) consecutive months or an aggregate of one hundred and eighty
(180) days in any consecutive twelve (12) month period, TSR shall have the right, on fifteen (15) days written notice (given after such period) to Consultant, to terminate this Agreement. In such event, TSR shall be obligated to pay to Consultant his compensation for the calendar month in which such termination occurs. However, if prior to the date specified in such notice, Consultant's illness or incapacity shall have terminated and he shall have taken up the performance of his duties hereunder, Consultant shall be entitled to resume his consulting services hereunder, as though such notice had not been given.

                               (c) In the event of Consultant's death during the
Term, this Agreement shall terminate immediately, and Consultant's legal representatives shall be entitled to receive his compensation for the calendar month during which his death shall have occurred together with any approved expenses as contemplated under Section 3.

                               (d) In the event that this Agreement is
terminated for "Cause" pursuant to Section 7(a), then Consultant shall be entitled to receive only his compensation for the month in which such termination shall take effect.

                               (e) In the event TSR terminates Consultant for
any reason other than as provided under Section 7(a), (b), or (c), then this Agreement shall terminate upon thirty (30) days' written notice to Consultant and TSR shall be obligated to pay to Consultant an amount equal to any unpaid, approved expenses as contemplated under Section 3 and as severance he will continue to be entitled to receive the compensation payable pursuant to Section 2(a) through May 31, 2007.

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                     8. Non-compete. The Maintenance of Confidence and
Non-Compete Agreement, entered into between TSR and The Consultant shall continue to be effective notwithstanding the termination of Consultant's employment.

                     9. TSR Confidential Information. Consultant shall hold in a fiduciary capacity for the benefit of TSR all information, knowledge and data relating to or concerned with its operations, sales, business and affairs, (hereafter "Confididential Information") and he shall not, at any time hereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than TSR or its designees or except as may otherwise be required in connection with the business and affairs of TSR. Confidential Information shall not be deemed to include information which is now or will become without any act of Consultant publicly available information

                     10. Releases.

                               (a) In consideration for the payment and benefits
to be provided to Consultant pursuant to this Agreement, Consultant, and for Consultant's heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as "Releasors"), forever release and discharge TSR and its past, present and future, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of TSR or in their individual capacities (collectively the "Company Entities") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which the Consultant ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which the Consultant signs this Agreement except for obligations arising under this Agreement.

                               (b) Without limiting the generality of the
foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Entities arising out of the Consultant's employment and/or the Consultant's separation from that employment, including, but not limited to: (i) the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Fair Labor Standards Act and the Family and Medical Leave Act; (ii) any claim under the New Jersey Law Against Discrimination and the New Jersey Conscientious Employee Protection Act; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of the Consultant's employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorneys' fees, costs, disbursements and/or the like.

                               (c) Consultant acknowledges and agrees that by
virtue of the foregoing, he has waived any relief available to Consultant (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this
Section 10. Therefore, Consultant agrees that he will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

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                               (d) Consultant further agrees, to the maximum
extent permitted by law, that he will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against any of the Company Entities, with respect to any claim released by this Section 10 above. or with respect to any actual or alleged act, omission, transaction, practice, conduct or occurrence, including, without limitation, any disclosures made publicly or to any federal, state or local governmental body or regulatory, administrative or law enforcement agency or in connection with any threatened or actual third-party litigation, at any time regarding any subject matter. Consultant also warrants and represent that as of the date Consultant signs this Agreement, he has not taken or engaged in any of the acts described in the foregoing sentences. If, notwithstanding the foregoing promises, Consultant violates this
Section 10, he shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Entities from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys' fees and other expenses which result from, or are incident to, such violation.

                               (e) Consultant further covenants, to the maximum
extent permitted by law, that he shall not at any time hereafter provide support or assistance, directly or indirectly, to others in connection with any action, suit, complaint or proceeding against or concerning TSR, any of its subsidiaries, affiliates, or past. present or future officers or directors, concerning any subject matter with respect to any actual or alleged act, omission, transaction, practice, conduct or occurrence at any time, whether before or after the Effective Date, including, without limitation, any disclosures made publicly or to any federal, state or local governmental body or regulatory, administrative or law enforcement agency or in connection with any threatened or actual third-party litigation. The foregoing covenant shall not preclude Consultant from testifying or otherwise giving evidence in a proceeding before a court or agency or other judicial or quasi-judicial forum under compulsion of law, nor shall it preclude Consultant from disclosing information required to be disclosed upon request by any federal, state or local governmental body or regulatory, administrative or law enforcement agency.

                               (f) TSR does hereby release Consultant from any
and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which TSR ever had, now has, or may have against Consultant by reason of any breach of the Employment Agreement by Consultant or any claim that Consultant is obligated to return or repay any amounts previously paid to him by TSR or any subsidiary thereof.

                               (g) Indemnification and Counsel Fees.
Notwithstanding anything herein to the contrary, Consultant does not relinquish herein any statutory or By-Law right to indemnification for costs and fees and charges, all such being specifically reserved by Consultant, and it is further specifically agreed that to the extent Consultant is required to testify or give evidence in any judicial , regulatory or other proceeding relating to TSR or any subsidiary thereof pursuant to a subpoena or other judicial or regulatory process or at the request of TSR, all reasonable costs of such shall be borne and paid by TSR . The foregoing shall include reasonable attorneys fees. Further in the event that Consultant requires the assistance of counsel in any of the matters or proceedings described above, the choice of such counsel shall be Consultant's decision.

                     11. Disparagement. TSR and the Consultant agree that none of TSR or its affiliates or the officers or directors thereof on the one hand, or the Consultant, on the other hand, will make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or impugn the business reputation of, or otherwise make derogatory or detrimental statements concerning or relating to, the other. Notwithstanding the foregoing, nothing in this Agreement shall preclude any of such persons from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

                     12. Confidentiality. Consultant agrees not to disclose any information regarding the existence or substance of this Agreement, except to an attorney with whom Consultant chooses to consult regarding his consideration of this Agreement. TSR may disclose the existence or substance of this Agreement as it determines in good faith to be necessary and appropriate.

                     13. Independent Contractor. Consultant is and shall at all times be an independent contractor, rather than a co-venturer, agent, employee, or representative of TSR. Consultant shall not, and has no power to, bind TSR in any manner.

                     14. Availability. Consultant agrees to make himself reasonably available to and cooperate with TSR in any internal investigation or administrative, regulatory, or judicial proceeding. Consultant understand s and agrees that his cooperation would include, but not be limited to, making himself available to TSR upon reasonable notice for interviews and factual investigations; appearing at TSR's request to give testimony without requiring service of a subpoena or other legal process; volunteering to TSR pertinent information; and turning over all relevant documents which are or may come into his possession.

                     15. Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the conflicts of law principles thereof.

                     16. Amendment and Modification. This Agreement may be modified, amended or supplemented only by an instrument in writing signed by all of the parties hereto.

                     17. Remedies. Consultant acknowledges that a material breach of his covenants contained in this Agreement will cause irreparable damage to TSR, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such material breach will be inadequate. According, Consultant agrees that if he breaches any of the covenants contains in this Agreement in any material respect, in addition to any other remedy which may be applicable at law or in equity, TSR shall be entitled to specific performance and injunctive relief.

                     18. Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent other failure.

                     19. Severability. The invalidity or unenforceability of any provision of this Agreement in any such jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction, or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this so as to effect the original intentions of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby and thereby are fulfilled to the extent possible.

                     20. Notices. All notices, Documents and other communications given or made pursuant hereto shall be in writing and delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested), facsimile or by nationally recognized overnight air courier service and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by facsimile, or if mailed, on the third business day after mailing (on the first business day after mailing in the case of a nationally recognized overnight air courier service) to the parties at the following addresses:

                               If to Ernest Bago:


                     And

                               Patrick J. Monaghan, Jr. Esq.
                               Monaghan, Monaghan, Lamb & Marchisio,LLP
                               28 W. Grand Avenue
                               Montvale, New Jersey 07645

                               If to TSR:

                               TSR, Inc.
                               400 Oser Avenue
                               Hauppauge, NY 11788

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                               with a copy to

                               Proskauer Rose LLP
                               1585 Broadway
                               New York, New York 10036-8299
                               Attention:  Steven A. Fishman, Esq.


                     21. Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior agreements and undertakings, both written and oral, and may not be modified in any way except in writing by the parties hereto. This Agreement shall be binding upon Consultant, his heirs, executors and administrators and upon TSR, its successors and assigns.

                     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     23. Acknowledgement. Consultant acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider it for a reasonable period of time, (c) is hereby advised by TSR in writing to consult with an attorney of his choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agree to abide by all the terms and conditions contained herein.

                     24. Acceptance of Agreement. Consultant may accept this Agreement by signing it and returning it to TSR at the address set forth above on or before October 10, 2005. In the event Consultant does not accept this Agreement as set forth above, this Agreement, including but not limited to the obligation of TSR to provide the payment(s) and other benefits referred to herein, shall be deemed automatically null and void. This Agreement shall become effective on the date it is signed by both parties. TSR also represents that this Agreement has been approved by the requisite vote of its Board of Directors without any vote by Consultant who has resigned therefrom

                     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:


                                               /s/ Ernest Bago
                                               -----------------------------
                                               Ernest Bago


                                               TSR, Inc.


                                               By: /s/ Joseph Hughes
                                                   -------------------------
                                                   Joseph Hughes
                                                   Chief Executive Officer